HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2021

MUSCATINE, Iowa (October 25, 2021) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended October 2, 2021 of $586.7 million and net income of $19.2 million. GAAP net income per diluted share was $0.43, compared to $0.71 in the prior year. There was no variation between GAAP and Non-GAAP net income per diluted share in the third quarter of 2021 or 2020.

Third Quarter Highlights
•Strong growth in Residential Building Products: Third quarter 2021 revenue grew 26 percent on a year-over-year basis, and operating profit increased more than 10 percent versus third quarter 2020 levels despite multiple sources of pressure.
•Continuing recovery in Workplace Furnishings: Third quarter 2021 revenue was up approximately 11 percent from the third quarter of 2020.
•Expanding capacity: In September, the Corporation announced plans to expand production by opening a new seating facility in Mexico. The facility, along with continued domestic hiring, will provide capacity to help meet growing customer demand.
•Residential Building Products acquisition: Earlier this month, the Corporation completed the acquisition of Trinity Hearth and Home, an installing distributor in North Texas. Trinity adds to the Corporation’s leading installing distributor platform and will allow the Corporation’s Residential Building Products segment to better serve its customers in the rapidly growing Southwest region.

“Our members stayed focused on serving customers in the third quarter as the continued ripple effects of the pandemic created near-term headwinds. While we drove strong order growth, the ongoing difficulties tied to labor availability, supply chain disruptions, and inflation in all categories of input costs negatively impacted our results. Despite these pressures, we are increasingly encouraged about 2022 given the actions we are taking, the on-going recovery in Workplace Furnishings, and strength in our Hearth business,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	October 2, 2021	September 26, 2020	Change
GAAP
Net Sales	$586.7	$507.1	15.7%
Gross Profit %	33.3%	36.6%	-330	bps
SG&A %	28.8%	28.9%	-10	bps
Operating Income	$26.2	$38.8	(32.3%)
Operating Income %	4.5%	7.6%	-310	bps
Effective Tax Rate	21.5%	17.6%
Net Income %	3.3%	6.1%	-280	bps
EPS – diluted	$0.43	$0.71	(39.4%)

Third Quarter Summary Comments
•Consolidated net sales increased 15.7 percent from the prior-year quarter to $586.7 million. On an organic basis, sales increased 13.8 percent year-over-year. The acquisition of Design Public Group ("DPG") in the fourth quarter of 2020 increased year-over-year sales by $8.9 million, and the acquisition of residential building products distributors in 2021 increased year-over-year sales by $0.9 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin decreased 330 basis points compared to the prior-year quarter. This decrease was driven by unfavorable price-cost and was partially offset by higher volume and improved net productivity.
•Selling and administrative expenses as a percent of sales decreased 10 basis points compared to the prior-year quarter. The decrease was driven by improved leverage from higher volume, partially offset by the return of costs related to temporary actions taken in the prior-year quarter, higher investment spend, and increased freight costs.
•Net income per diluted share was $0.43 compared to $0.71 in the prior-year quarter. The majority of the $0.28 decrease was driven by unfavorable price-cost along with the return of costs related to temporary actions taken in the prior-year quarter and increased investment spend, and was partially offset by increased volume.
Third Quarter Orders
•Orders in the Workplace Furnishings segment increased more than 30 percent year-over-year, led by broad-based strength with both small to mid-sized and contract customers. Workplace Furnishings orders were also up greater than five percent versus third quarter 2019 pre-pandemic levels.
•Normalized orders in the Residential Building Products segment increased 35 percent compared to the prior-year quarter, with the year-over-year trend moderating somewhat as the quarter progressed. Remodel-retrofit and new construction were both strong throughout the quarter.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	October 2, 2021	September 26, 2020	Change
GAAP
Net Sales	$393.1	$353.4	11.3%
Operating Profit	$3.9	$16.8	(76.9%)
Operating Profit %	1.0%	4.8%	-380	bps

•Workplace Furnishings net sales increased 11.3 percent from the prior-year quarter to $393.1 million. On an organic basis, sales increased 8.7 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased sales by $8.9 million compared to the prior-year quarter.
•Workplace Furnishings operating profit margin decreased 380 basis points year-over-year driven by unfavorable price-cost and the return of costs related to temporary actions taken in the prior-year quarter, partially offset by higher volume and improved productivity.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	October 2, 2021	September 26, 2020	Change
GAAP
Net Sales	$193.6	$153.7	26.0%
Operating Profit	$33.4	$30.2	10.6%
Operating Profit %	17.2%	19.6%	-240	bps

•Residential Building Products net sales increased 26.0 percent from the prior-year quarter to $193.6 million. On an organic basis, sales increased 25.4 percent year-over-year. The impact of building products distributors acquired in 2021 increased sales $0.9 million compared to the prior-year quarter.
•Residential Building Products operating profit margin decreased 240 basis points, primarily driven by unfavorable price-cost, lower productivity, higher freight costs, and higher investment spend, partially offset by increased volume and lower variable compensation.

Fourth Quarter 2021 Outlook
•Solid consolidated growth: The Corporation expects consolidated revenue, including the impact of acquisitions, to grow in the mid-to-high single-digit percent range compared to the prior-year quarter. This outlook includes the assumption of continued impacts from labor availability and supply chain constraints.
•Workplace Furnishings revenue: The Corporation expects growth in the mid-single-digit percent range on a year-over-year basis including acquisitions impacts. Order trends, an elevated backlog, and continued momentum with office re-entry activity support stronger growth but fourth quarter revenue will be constrained by ongoing labor shortages and supply chain issues.

•Residential Building Products revenue: Recent order trends, quarter-ending backlog, new home construction activity, the outlook for remodel/retrofit demand, and expected benefits tied to multiple growth initiatives, combine to suggest growth rates in the high single-digit percent range compared to the prior-year quarter, including impacts from acquisitions and labor and supply chain constraints.
•Profitability drivers: Many of the margin pressures experienced in the third quarter of 2021 are expected to persist in the fourth quarter of 2021. As a result, the Corporation expects fourth quarter operating income to be at or slightly below that reported in the third quarter.

Concluding Remarks
“We remain optimistic about our businesses and ability to drive profit growth. We are aggressively addressing the current headwinds. This includes increasing our capacity, strengthening our supply chains, and taking aggressive pricing actions to offset the ongoing and increasing inflationary pressures. Supported by our strong balance sheet, we are also continuing to invest as reflected by the addition of Trinity, which expands our strong Fireside Hearth & Home installing distribution business into a rapidly expanding housing region. These actions and investments position us for success in 2022 and over the long-term,” Mr. Lorenger concluded.

Conference Call
HNI Corporation will host a conference call on Monday, October 25, 2021 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2021 results. To participate, call 1-833-522-0258 – conference ID number 3066955. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Monday, October 25, 2021 at 1:00 p.m. (Central) through Monday, November, 1, 2021, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-585-8367 or 416-621-4642 – Conference ID: 3066955.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net sales	$586,750	$507,063	$1,581,498	$1,393,224
Cost of sales	391,394	321,516	1,018,334	880,754
Gross profit	195,356	185,547	563,164	512,470
Selling and administrative expenses	169,113	146,785	489,634	449,933
Impairment charges	—	—	—	32,661
Operating income	26,243	38,762	73,530	29,876
Interest expense, net	1,853	1,517	5,465	5,271
Income before income taxes	24,390	37,245	68,065	24,605
Income taxes	5,232	6,558	16,476	5,259
Net income	19,158	30,687	51,589	19,346
Less: Net loss attributable to non-controlling interest	0	(1)	(3)	(3)
Net income attributable to HNI Corporation	$19,158	$30,688	$51,592	$19,349

Average number of common shares outstanding – basic	43,781	42,684	43,573	42,651
Net income attributable to HNI Corporation per common share – basic	$0.44	$0.72	$1.18	$0.45
Average number of common shares outstanding – diluted	44,342	43,010	44,045	42,905
Net income attributable to HNI Corporation per common share – diluted	$0.43	$0.71	$1.17	$0.45

Foreign currency translation adjustments	$46	$923	$107	$368
Change in unrealized gains (losses) on marketable securities, net of tax	(32)	(33)	(157)	269
Change in derivative financial instruments, net of tax	170	106	577	(2,393)
Other comprehensive income (loss), net of tax	184	996	527	(1,756)
Comprehensive income	19,342	31,683	52,116	17,590
Less: Comprehensive loss attributable to non-controlling interest	0	(1)	(3)	(3)
Comprehensive income attributable to HNI Corporation	$19,342	$31,684	$52,119	$17,593

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 2, 2021	January 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$126,436	$116,120
Short-term investments	1,299	1,687
Receivables	238,620	207,971
Allowance for doubtful accounts	(4,185)	(5,514)
Inventories	188,590	137,811
Prepaid expenses and other current assets	44,702	37,660
Total Current Assets	595,462	495,735
Property, Plant, and Equipment:
Land and land improvements	29,983	29,691
Buildings	294,240	293,708
Machinery and equipment	588,126	578,643
Construction in progress	26,082	17,750
	938,431	919,792
Less accumulated depreciation	576,423	553,835
Net Property, Plant, and Equipment	362,008	365,957
Right-of-use Finance Leases	9,940	6,095
Right-of-use Operating Leases	80,223	70,219
Goodwill and Other Intangible Assets	446,758	458,896
Other Assets	39,975	21,130
Total Assets	$1,534,366	$1,418,032
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$464,599	$413,638
Current maturities of long-term debt	3,345	841
Current maturities of other long-term obligations	3,598	2,990
Current lease obligations - Finance	2,632	1,589
Current lease obligations - Operating	19,970	19,970
Total Current Liabilities	494,144	439,028
Long-Term Debt	174,587	174,524
Long-Term Lease Obligations - Finance	7,270	4,516
Long-Term Lease Obligations - Operating	64,634	53,249
Other Long-Term Liabilities	91,270	81,264
Deferred Income Taxes	72,754	74,706
Total Liabilities	904,659	827,287
Equity:
HNI Corporation shareholders' equity	629,384	590,419
Non-controlling interest	323	326
Total Equity	629,707	590,745
Total Liabilities and Equity	$1,534,366	$1,418,032

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	October 2, 2021	September 26, 2020
Net Cash Flows From (To) Operating Activities:
Net income	$51,589	$19,346
Non-cash items included in net income:
Depreciation and amortization	62,010	57,917
Other post-retirement and post-employment benefits	996	1,104
Stock-based compensation	9,540	6,746
Reduction in carrying amount of right-of-use assets	18,964	16,965
Deferred income taxes	(2,057)	(3,730)
Impairment of goodwill and intangible assets	—	32,661
Other – net	2,640	815
Net increase (decrease) in cash from operating assets and liabilities	(64,073)	13,316
Increase (decrease) in other liabilities	8,925	(1,779)
Net cash flows from (to) operating activities	88,534	143,361

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(38,182)	(24,751)
Proceeds from sale of property, plant, and equipment	193	81
Acquisition spending, net of cash acquired	(1,530)	(10,857)
Capitalized software	(9,613)	(7,250)
Purchase of investments	(3,273)	(3,922)
Sales or maturities of investments	3,164	3,246
Net cash flows from (to) investing activities	(49,241)	(43,453)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(1,810)	(82,828)
Proceeds from long-term debt	4,335	82,119
Dividends paid	(40,419)	(39,060)
Purchase of HNI Corporation common stock	(18,461)	(6,764)
Proceeds from sales of HNI Corporation common stock	29,944	2,210
Other – net	(2,566)	1,727
Net cash flows from (to) financing activities	(28,977)	(42,596)

Net increase in cash and cash equivalents	10,316	57,312
Cash and cash equivalents at beginning of period	116,120	52,073
Cash and cash equivalents at end of period	$126,436	$109,385

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net Sales:
Workplace furnishings	$393,141	$353,361	$1,040,026	$999,827
Residential building products	193,609	153,702	541,472	393,397
Total	$586,750	$507,063	$1,581,498	$1,393,224

Income (Loss) Before Income Taxes:
Workplace furnishings	$3,893	$16,826	$9,578	$(8,619)
Residential building products	33,392	30,197	103,766	65,232
General corporate	(11,042)	(8,261)	(39,814)	(26,737)
Operating Income	26,243	38,762	73,530	29,876
Interest expense, net	1,853	1,517	5,465	5,271
Total	$24,390	$37,245	$68,065	$24,605

Depreciation and Amortization Expense:
Workplace furnishings	$11,882	$11,065	$35,918	$33,177
Residential building products	2,545	2,351	7,403	6,976
General corporate	6,443	5,896	18,689	17,764
Total	$20,870	$19,312	$62,010	$57,917

Capital Expenditures (including capitalized software):
Workplace furnishings	$6,494	$6,946	$24,001	$18,340
Residential building products	5,456	2,695	12,113	5,874
General corporate	3,549	1,584	11,681	7,787
Total	$15,499	$11,225	$47,795	$32,001

			As of, October 2, 2021	As of January 2, 2021
Identifiable Assets:
Workplace furnishings			$832,055	$762,780
Residential building products			415,092	381,550
General corporate			287,219	273,702
Total			$1,534,366	$1,418,032

Non-GAAP Financial Measure

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measure is useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, this measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes.

To supplement condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release uses the following non-GAAP financial measure: organic sales. This measure is adjusted from the comparable GAAP measure to exclude the impacts of the selected items as summarized in the table below.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release exclude the impact of acquiring DPG and residential building products distributors.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	October 2, 2021			September 26, 2020
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$393.1	$193.6	$586.7	$353.4	$153.7	$507.1
% change from PY	11.3%	26.0%	15.7%

Less: Acquisitions	8.9	0.9	9.8	—	—	—

Organic Sales (non-GAAP)	$384.2	$192.8	$577.0	$353.4	$153.7	$507.1
% change from PY	8.7%	25.4%	13.8%